SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                   --------------------------------------------



        Date of Report (Date of Earliest Event Reported) September 9, 1997




                                GATX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)






         New York                        1-2328                 36-1124040
(State or other jurisdiction    (Commission file number)     (I.R.S. employer
       of incorporation)                                  identification number)





500 West Monroe Street, Chicago, Illinois 60661-3676
(Address of principal executive offices)

Registrant's telephone number, including area code (312) 621-6200



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Item 5. Other Events

         Yesterday, GATX Corporation issued the following press release:

         "Responding to a jury verdict issued in New Orleans, Louisiana, today, GATX Corporation stated that it will seek relief from the trial court and, if necessary, appeal what it considers to be excessive compensatory damages and unwarranted punitive damages.

         "The jury verdict arises out of a lawsuit against nine defendants, including two subsidiaries of GATX Corporation, relating to a leak of butadiene from a railcar which resulted in a fire that occurred in New Orleans in September 1987. The fire resulted in no deaths or significant injuries and only minimal property damage, but resulted in the overnight evacuation of a number of residents of the surrounding area.

         "The jury awarded compensatory damages totaling approximately $1.9 million, plus interest from the date of the accident, to twenty individual plaintiffs, approximately one-third of which would be borne by General American Transportation Corporation and GATX Terminals Corporation. In addition, the jury made five separate punitive damage awards against five defendants totaling $3.4 billion of which $190 million is against GATX Terminals; the other four awards were against non-GATX companies. While the punitive damage award covers the entire class of plaintiffs, the case is the first of many that must be tried to determine the compensatory damages, if any, allocable to each of the remaining plaintiffs who claim to have been affected by the incident.

         "Although 8,000 claims have been made, GATX believes that damages, if any, awarded to the remaining plaintiffs should average substantially less than those awarded to the initial twenty plaintiffs.

         "GATX believes that the compensatory damages awarded to the twenty plaintiffs are excessive. GATX further believes that there is absolutely no basis for the award of punitive damages against GATX in any amount. GATX will ask the trial court to review and vacate or appropriately limit the judgment and, if necessary, it will vigorously appeal any final judgment."




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                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

                                                     GATX Corporation



September 9, 1997                           By:      /s/ David M. Edwards
                                                     --------------------
                                                     David M. Edwards
                                                     Vice President Finance and
                                                     Chief Financial Officer

























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